Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of VALIC Company I of our report dated July 27, 2020, relating to the financial statements and financial highlights, which appears in Core Equity Fund’s, Large Cap Core Fund’s and Systematic Core Fund’s (three of the funds constituting VALIC Company I) Annual Report on Form N-CSR for the year ended May 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 13, 2021